Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Annual Report on Form 10-K under the Securities Exchange Act of 1934 of Adelphia Communications Corporation for the year ended March 31, 1997 of our report dated March 26, 1997 for Olympus Communications, L.P. and subsidiaries and contained in Amendment No. 2 to Registration Statement No. 333-19327 of Olympus Communications, L.P. and Olympus Capital Corporation on Form S-4 under the Securities Act of 1933 insofar as such report relates to the financial statements and schedules of Adelphia Communications Corporation for the year ended March 31, 1997.




DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
June 19, 1997

                                       85